                                                           EXHIBIT 99.(a)(1)(iv)

                           TODD SHIPYARDS CORPORATION

                           OFFER TO PURCHASE FOR CASH

       OF UP TO 4,000,000 SHARES OF ITS COMMON STOCK AT A PURCHASE PRICE
             NOT GREATER THAN $8.25 NOR LESS THAN $7.00 PER SHARE.

         THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
          AT 12:00 MIDNIGHT, EASTERN TIME, ON TUESDAY, JULY 31, 2001,
                         UNLESS THE OFFER IS EXTENDED.

To the Participants in Todd's 401(k) Savings Investment Plan:

     Enclosed for your consideration are the Offer to Purchase dated June 28, 2001 and the related Letter of Transmittal in connection with the offer by Todd Shipyards Corporation, a Delaware corporation, to purchase shares of its common stock, $0.01 par value per share. Todd is offering to purchase up to 4,000,000 shares at a price not greater than $8.25 nor less than $7.00 per share, net to the seller in cash, without interest, as specified by shareholders tendering their shares. As a participant in Todd's 401(k) Savings Investment Plan, you may tender shares that are held on your behalf in the savings plan. If you wish to do so, you must direct the plan to do so on your behalf by following the instructions in this letter.

     If you do not wish to direct the sale of any portion of the shares in your savings plan account, you do not need to take any action. If you would like to direct the sale of some or all of the shares held on your behalf in your savings plan account in response to this offer, detailed instructions on how to tender those shares are set forth below.

     The Offer. Todd will select the lowest purchase price that will allow it to buy 4,000,000 Todd shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not withdrawn. Todd will pay the same price for all shares purchased in the offer. All shares properly tendered at prices at or below the purchase price and not properly withdrawn will be purchased, subject to the conditions of the offer and the "odd lot" priority, proration and conditional tender provisions described in the Offer to Purchase. If more than the number of shares Todd seeks are properly tendered, Todd will not purchase all of the shares tendered at or below the purchase price because of proration. Shares tendered at prices in excess of the purchase price that is determined by Todd and shares not purchased because of proration or conditional tenders will be returned as promptly as practicable following the expiration of the offer.

     Todd's offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal, which, as amended or supplemented from time to time, together constitute the offer.

     Todd reserves the right, in its sole discretion, to purchase more than 4,000,000 shares pursuant to the offer.

     You must carefully follow the instructions below if you want to direct the trustee to tender some or all of the shares held on your behalf in your savings plan account. Failure to follow the instructions below properly may make you ineligible to direct the 401(k) Administrative Committee to authorize the tender the shares held in your savings plan account in the offer. Pursuant to your instructions, the 401(k) Administrative Committee will direct State Street Bank, as custodian of shares held in the 401(k) Savings Investment Plan, to complete a Letter of Transmittal with respect to the shares held on your behalf in your savings plan account. A tender of the shares held on your behalf in your savings plan account can be made only through the 401(k) Administrative Committee.

     If you tender shares, the tender proceeds will be reinvested pro rata in accordance with your current investment directions for new elective deferral contributions. However, if your current investment directions for new elective deferral contributions provide that some or all of your contributions are to be invested in Todd common stock, then that portion of the tender proceeds will be invested in the Money Market Fund. Once the tender proceeds have been credited to your savings plan accounts, you may reallocate your investments among the various investment funds under the savings plan in the usual manner.

     Because the terms and conditions of the Letter of Transmittal will govern the tender of the shares held in the savings plan, you should read the Letter of Transmittal carefully. The Letter of Transmittal, however, is furnished to you for your information only and cannot be used by you to tender shares that are held on your behalf in your savings plan account. You should also read the Offer to Purchase carefully before making any decision regarding the offer.

     The offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of shares of common stock of Todd. The offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of common stock of Todd residing in any jurisdiction in which the making of the offer or acceptance thereof would not be in compliance with the securities laws of that jurisdiction.

     Tendering Shares. To instruct the 401(k) Administrative Committee to authorize the tender any or all of the shares held on your behalf in your savings plan account, you must complete the enclosed Directions Form and return it to the 401(k) Administrative Committee in the enclosed self-addressed envelope.

     Please note the following:

     1. We have been advised that if the 401(k) Administrative Committee has not received your Directions Form at least three business days before the expiration of the offer, the trustee will not tender any shares held on your behalf in the savings plan. The offer, proration period and withdrawal rights will expire at 12:00 Midnight, Eastern time, on Tuesday, July 31, 2001, unless the offer is extended. Consequently, your Directions Form must be received by the 401(k) Administrative Committee no later than 12:00 Midnight, Eastern time on Thursday, July 26, 2001.

     2. Shares held on your behalf in your savings plan account may be tendered at prices not greater than $8.25 nor less than $7.00 per share.

     3. The savings plan is prohibited from selling shares to Todd for a price that is less than the prevailing market price. Accordingly, if you elect to tender shares at a price that is lower than the prevailing price of Todd's common stock on The New York Stock Exchange at the expiration of the offer, the tender price you elect will be deemed to have been increased to the closest tender price that is not less than that closing price. This may result in such shares not being eligible for purchase.

     4. The offer is for up to 4,000,000 shares, constituting approximately 42.7% of the shares outstanding as of June 15, 2001. The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to other conditions described in the Offer to Purchase.

     5. Todd's Board of Directors has approved the making of the offer. However, neither Todd nor Todd's Board of Directors nor the Dealer Manager is making any recommendation whether you should tender or refrain from tendering your shares or at what purchase price you should choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them.

     6. Your tender instructions will be held in strict confidence by the 401(k) Administrative Committee and will not be divulged or released to any directors, officers or employees of Todd other than the members of the 401(k) Administrative Committee except as required by law.

     7. Tendering shareholders will not be obligated to pay any brokerage fees or commissions or solicitation fees to the Dealer Manager, Depositary, Information Agent or Todd or, except as described in the Letter of Transmittal, stock transfer taxes on the transfer of shares pursuant to the offer.

     8. As more fully described in the Offer to Purchase, tenders will be deemed irrevocable unless timely withdrawn. If you instruct the 401(k) Administrative Committee to authorize the tender the shares held on your behalf in your savings plan account, and you subsequently decide to change your instructions or withdraw your tender of shares, you may do so by submitting a new Directions Form. However, the new Directions Form will be effective only if it is received by the 401(k) Administrative Committee on or before 12:00 Midnight, Eastern time on Thursday, July 26, 2001, three business days before the expiration of the offer. The offer is scheduled to expire at 12:00 Midnight, Eastern time on Tuesday, July 31, 2001. Upon receipt of a timely submitted, new Directions Form, your previous instructions to tender the shares will be deemed canceled. If your new Directions Form directed the 401(k) Administrative Committee to withdraw from tender the shares held on your behalf in your savings plan account, you may later re-tender those shares by submitting another Directions Form so long as it is received by the 401(k) Administrative Committee on or before three business days before the expiration of the offer. Additional Directions Forms may be obtained by calling Morrow & Co., Inc., the Information Agent, at (800) 487-4870 by contacting the 401(k) Administrative Committee c/o Todd Shipyards
Corporation -- attention Dale Branscomb -- 1801 Sixteenth Avenue, S.W., Seattle, WA 98134, (206) 623-1635, extension 170.

     Unless you direct the trustee on the enclosed Directions Form to tender the shares held on your behalf in your savings plan account, no shares will be tendered.

     If you have any questions about the offer or any of the other matters discussed above, please call Morrow & Co., Inc., at (800) 607-0088.

                                DIRECTIONS FORM
                 WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH
                         BY TODD SHIPYARDS CORPORATION
                   UP TO 4,000,000 SHARES OF ITS COMMON STOCK

     The undersigned acknowledges receipt of the accompanying letter and enclosed Offer to Purchase, dated June 28, 2001, and the related Letter of Transmittal and Letter to the Participants in Todd's 401(k) Savings Investment Plan in connection with the offer by Todd Shipyards Corporation, a Delaware corporation, to purchase up to 4,000,000 shares of its common stock, $0.01 par value per share.

     These Instructions will instruct the 401(k) Administrative Committee to direct State Street Bank as custodian for Todd's 401(k) Savings Investment Plan to tender the number of shares indicated below (or if no member is indicated below, all shares) held by the custodian for the undersigned's 401(k) Savings Investment Plan account upon the terms and subject to the conditions set forth in the Offer to Purchase.

     NOTE: Shares allocated to participant accounts for which the 401(k) Administrative Committee does not receive directions will not be tendered.

     Number of Shares Tendered:  Shares           . (Please indicate the number
of Shares you wish to tender from your 401(k) Savings Investment Plan account.
If this space is left blank,           will tender all whole shares from your
401(k) Savings Investment Plan account.)

     Requested Tender Price Per Share:  Per Share           . (The requested
price per share must be in increments of $0.05, starting at $7.00 per share up to and including $8.25 per share.)

Dated                , 2001

---------------------------------------------------------
                       (signature)
Print Name:
---------------------------------------------------------
Print Social Security Number:
--------------------------------------------------------------------------
Address:
---------------------------------------------------------
        -------------------------------------------------
        -------------------------------------------------
Daytime Telephone Number
  with Area Code:
---------------------------------------------------------